EXHIBIT 23





                    CONSENT OF INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Odd Job Stores, Inc.:


We consent to the incorporation by reference in the Registration Statement No. 333-32275 on Form S-8 of Odd Job Stores, Inc. of our report dated March 7, 2003, relating to the consolidated balance sheets of Odd Job Stores, Inc. and subsidiaries as of December 31, 2002 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the eleven months ended December 31, 2002 and the fiscal years ended
February 2, 2002 and February 3, 2001, which report appears in the December 31, 2002 Amended Form 10-K/A of Odd Job Stores, Inc.



/s/ KPMG LLP
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Cleveland, Ohio
June 30, 2003